Exhibit 99.1

For immediate release October 27, 2005	Eric R. Graef Preformed Line Products (440) 473-9249
PREFORMED LINE PRODUCTS ANNOUNCES FINANCIAL RESULTS FOR THE
THIRD QUARTER AND FIRST NINE MONTHS OF 2005
•	Net sales increased 13% for the third quarter and 18% for the first nine months
•	Net income increased 20% year to date
•	Excluding a net gain on the sale of a Japanese joint venture in the third quarter of 2004, earnings per share increased 48% year to date
Cleveland, Ohio, October 27, 2005 – Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the third quarter and the first nine months of 2005.
Net income for the quarter ended September 30, 2005 was $4,179,000, or $.72 per diluted share, compared to $5,496,000, or $.95 per diluted share, for the comparable period in 2004. Included in the 2004 third quarter was a net gain on the sale of a Japanese joint venture of $1,659,000, or $.29 per diluted share. Net sales in the third quarter 2005 were $55,614,000, an increase of 13% from last year’s $49,065,000.
Net income for the nine months ended September 30, 2005 was $11,103,000, or $1.92 per diluted share, a 20% increase from the prior year’s $9,231,000, or $1.59 per diluted share. Excluding the net gain on the sale of the Japanese joint venture in 2004, net income increased 47% or $.62 per diluted share. Net sales increased 18% to $159,078,000 for the first nine months of 2005 compared to $134,479,000 in 2004.
Rob Ruhlman, Chairman and Chief Executive Officer, said, “I am pleased that sales throughout the world improved over last year. The third quarter of 2005 included $3 million of sales related to hurricane damage compared to $1.9 million last year. Our dedicated employees worked tirelessly to keep our operations running 24/7 for 29 straight days to get our products to the devastated areas to help restore power and communications. We are all very proud to have helped with the rebuilding and relief efforts. Currency had a favorable impact on sales of

PAGE 2 / PLP ANNOUNCES THIRD QUARTER RESULTS
$5 million for the year and $1.5 million for the quarter. The impact of currency on our net income was negligible. We expect to finish the year strong although we will have a challenging comparison to an exceptional fourth quarter of 2004. One of our biggest hurdles continues to be how to recover the increased costs associated with compliance with Sarbanes Oxley.”
On Monday, September 12, 2005, the Board of Directors declared a regular quarterly dividend in the amount of $.20 per share on the Company’s common shares, payable October 27, 2005 to shareholders of record October 3, 2005.
Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.
Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albemarle, North Carolina, and Asheville, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, South Africa, Spain and Thailand.
Net income and earnings per share adjusted for the non-recurring sale of the Japanese joint venture are non-GAAP financial measures. The Company believes that both net income and earnings per share as adjusted for the exclusion of the net gain on the sale of the Japanese joint venture assists management and investors in their analysis of the Company’s financial performance when comparing 2004 and 2005 results to each other and prior periods.
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s Form 10-K filed with the SEC on March 24, 2005. The Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(Unaudited)

	Three months		Nine months
	ended September 30,		ended September 30,
Thousands, except per share data	2005	2004	2005	2004

Net sales	$55,614	$49,065	$159,078	$134,479
Cost of products sold	36,355	32,652	105,775	90,897

GROSS PROFIT	19,259	16,413	53,303	43,582

Costs and expenses Selling	5,608	4,921	16,182	13,958
General and administrative	5,985	5,243	16,464	15,032
Research and engineering	1,565	1,389	4,635	4,323
Other operating (income) expenses — net	112	(328)	42	(200)

	13,270	11,225	37,323	33,113

Royalty income — net	576	856	1,113	1,603

OPERATING INCOME	6,565	6,044	17,093	12,072

Other income (expense) Interest income	263	222	717	465
Interest expense	(93)	(74)	(273)	(277)
Other expense	(27)	(36)	(81)	(109)

	143	112	363	79

INCOME BEFORE INCOME TAXES AND EQUITY IN NET INCOME OF JOINT VENTURE	6,708	6,156	17,456	12,151

Income taxes	2,529	2,995	6,353	5,276

NET INCOME BEFORE JOINT VENTURE	4,179	3,161	11,103	6,875

Equity in net income of joint venture	—	2,335	—	2,356

NET INCOME	$4,179	$5,496	$11,103	$9,231

Net income per share — basic	$0.73	$0.96	$1.94	$1.61

Net income per share — diluted	$0.72	$0.95	$1.92	$1.59

Cash dividends declared per share	$0.20	$0.20	$0.60	$0.60

Average number of shares outstanding — basic	5,724	5,717	5,723	5,738

Average number of shares outstanding — diluted	5,793	5,762	5,781	5,793

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
Thousands of dollars, except share data	2005	2004

ASSETS
Cash and cash equivalents	$34,880	$29,744
Accounts receivable, less allowance of $1,537 ($2,396 in 2004)	35,667	29,217
Inventories-net	35,904	36,264
Deferred income taxes	4,008	3,727
Prepaids and other	2,175	2,651

TOTAL CURRENT ASSETS	112,634	101,603

Property and equipment — net	48,252	48,169
Deferred income taxes	1,665	1,213
Goodwill — net	2,083	2,130
Patents and other intangibles — net	2,965	3,247
Other assets	2,419	2,446

TOTAL ASSETS	$170,018	$158,808

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable to banks	$1,133	$735
Current portion of long-term debt	1,736	1,272
Trade accounts payable	11,480	11,111
Accrued compensation and amounts withheld from employees	6,164	4,879
Accrued expenses and other liabilities	4,938	4,368
Accrued profit-sharing and pension contributions	3,549	3,639
Dividends payable	1,146	1,141
Income taxes	2,221	777

TOTAL CURRENT LIABILITIES	32,367	27,922

Long-term debt, less current portion	2,452	2,362
Deferred income taxes	211	187

SHAREHOLDERS’ EQUITY
Common shares — $2 par value, 15,000,000 shares authorized, 5,728,697 and 5,706,713 outstanding, net of 511,159 and 491,159 treasury shares at par, respectively	11,457	11,413
Paid in capital	1,146	545
Retained earnings	135,745	128,738
Accumulated other comprehensive loss	(13,360)	(12,359)

TOTAL SHAREHOLDERS’ EQUITY	134,988	128,337

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$170,018	$158,808